UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2018

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400
Burlingame, CA  94005
 (Address of principal executive offices, including zip code)

(650) 243-3100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Humanigen, Inc. (the “Company”) has received an aggregate of $400,000 of proceeds from advances made to the Company (the “Advance Notes”) on June 29, 2018 by Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder; and Ronald Barliant, a director of the Company. The Advance Notes will accrue interest at a rate of 7% per year, compounded annually. The Company will use the proceeds from the advance notes for working capital.

The intention of the parties is that the amounts due under the Advance Notes will be converted automatically into the same type and class of securities as may be sold by the Company in a future financing transaction with an aggregate sales price of at least $5 million (a “Qualifying Financing”).

The Advance Notes generally are not convertible at the option of the lender into the Company’s common stock until June 2019; however, if prior to completing a Qualifying Financing, the Company experiences a change of control or makes a public announcement that it has entered into a collaboration arrangement with a strategic partner relating to clinical studies of lenzilumab in connection with certain CAR-T therapies in a transaction that would not otherwise constitute a Qualifying Financing, the lenders may elect to convert the amounts due under the Advance Notes into the Company’s common stock at a conversion price of $0.45 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANIGEN, INC.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: July 5, 2018